EXHIBIT 10.1

SEVERANCE AGREEMENT
AND RELEASE OF ALL CLAIMS

This Severance Agreement And Release Of All Claims (the "Agreement") is entered into by and between Rich Marino ("Marino") and CNET Networks, Inc. ("CNET").

R E C I T A L S:

A. Marino was employed as the Chief Operating Officer (COO) of CNET and was working under an employment agreement which runs through May 31, 2003; and

B. The parties desire to amicably terminate their employment relationship and to spell out the rights and obligations of each party upon the termination of the employment relationship.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereby agree as follows:

1. Marino's last day of employment with CNET was March 16, 2001 ("Termination Date").

2. On or before March 16, 2001, CNET will pay Marino his normal salary through March 16, 2001 (including customary bonus payments), plus all accrued but unused vacation pay (including the two weeks of vacation pay which Marino voluntarily relinquished in December 2000), less normal tax withholdings and deductions.

3. On or before March 16, 2001 Marino will return to CNET all documents, information and property belonging to CNET, including but not limited to the following: financial records, personnel and payroll records (regarding current or past employees), equipment, editorial content, business strategies, information regarding customers, customer transactions or customer accounts, information regarding vendors or suppliers, and any documents or information regarding company operations, procedures or practices, data, notes, lists and correspondence. Marino agrees that he will not make or retain copies of any such documents or information. Notwithstanding the foregoing, Marino may retain the computer and monitor which he uses at his home.

4. Marino will receive the following compensation and benefits pursuant to the terms of his employment agreement:

a. Between 8 and 14 days after Marino delivers a signed copy of this Agreement to CNET, he will receive a lump sum payment, less required deductions and withholdings, equal to his normal salary for the period from March 17, 2001 through May 31, 2003. The gross amount of that lump sum payment will be $771,016.58.

b. Between 8 and 14 days after Marino delivers a signed copy of this Agreement to CNET, he will receive a lump sum payment, less required deductions and withholdings, for the unpaid portion of his pro rata bonus for the period from June 30, 2000 through March 16, 2001. The gross amount of that lump sum bonus payment will be $79,675.98.

c. With respect to each of the following option grants, any shares that would have vested in the six months following your Termination Date will be accelerated and exercisable upon your Termination Date. The numbers of shares that will be vested under each grant taking into account such acceleration are listed below:

Grant Date	Number of Shares	Vested as of Term	Vesting in 6 mos.	Total vested
5/25/99	448,006	112,001.5	112,001.5	224,003
6/1/99	1,994	498.5	498.5	997
4/17/00	13,197	0	4,673	4,673
4/17/00	186,803	0	66,158	66,158

These option grants will be exercisable until the date that is nine months following your Termination Date (December 16, 2001), notwithstanding anything to the contrary in your option agreements, and will cease to be exercisable thereafter.

d. CNET will continue Marino's health care benefits (for him and his dependents) through April 2001.

5. Marino hereby acknowledges and agrees that he is not entitled to receive any additional compensation or benefits by virtue of his employment with CNET and/or the terms of his employment agreement.

6. In consideration of the Release set forth in paragraphs 9 and 10, notwithstanding anything to the contrary in your option agreement, all shares under your October 18, 2000, option grant in the amount of 150,000 shares shall become fully vested and exercisable upon your Termination Date. You shall have a period of three years following your Termination Date to exercise such options.

7. In further consideration of the Release set forth in paragraphs 9 and 10 below, CNET agrees to pay for executive outplacement assistance and counseling, not to exceed $25,000, from an agency or other service which is mutually agreeable to Marino and CNET.

8. For a period of three weeks following the termination date, through and including April 6, 2001, Marino will be permitted to continue using CNET's email and voicemail systems.

9. In consideration of the promises and covenants contained in paragraphs 6 and 7 above, Marino hereby irrevocably and unconditionally releases and discharges CNET, its affiliated and subsidiary companies and all of their past and present officers, directors, employees, agents and representatives from any and all claims and causes of action of any kind or nature whatsoever, whether known or unknown, which he may have against them as of the date of this Agreement and through the termination of his employment, including but not limited to, claims and causes of action arising from and related to his employment by CNET and the terms of his employment agreement. However, this Agreement shall not relieve or limit the obligation of CNET to indemnify Marino in accordance with, and subject to the limitations of, California Corporations Code Section 317 and/or the bylaws of CNET for claims or actions filed against Marino arising out of his performance of his normal duties during the time he was an officer of CNET. It is expressly understood by Marino that among the various rights and claims being waived by him in this Release are those arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. par. 621, et seq.) and all other federal, state and local statutes.

10. Marino understands and agrees that this Agreement constitutes a waiver of unknown and unsuspected claims and causes of action. He agrees to waive his rights under section 1542 of the California Civil Code, which provides that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the debtor.

11. CNET hereby irrevocably and unconditionally releases and discharges Marino and his successors, heirs, assigns, agents and representatives from any and all claims and causes of action of any kind or nature whatsoever, whether known or unknown, which it may have against them as of the date of this Agreement and through the termination of Marino's employment, including but not limited to, claims and causes of action arising from and related to Marino's employment by CNET and the terms of his employment agreement.

12. CNET understands and agrees that this Agreement constitutes a waiver of unknown and unsuspected claims and causes of action. CNET agrees to waive its rights under section 1542 of the California Civil Code, which provides that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the debtor.

13. Marino represents that he has not filed and will not file any complaints, claims or actions against CNET, its affiliated and subsidiary companies and their past and present officers, directors, employees, agents or representatives with any state, federal or local agency or court based on events occurring prior to the date of this Agreement or at any time prior to the termination of his employment. Marino expressly warrants that he has not transferred to any person or entity any rights, causes of action or claims released in this Agreement.

14. Marino acknowledges and agrees that he is, and will remain, bound to the terms of the Stock Option Agreements dated May 29 and June 1, 1999 and April 17 and October 18, 2000, including but not limited to the provisions regarding Confidentiality, Confidential Information, Ownership of Products and Materials, Non-Solicitation and Restrictive Covenant. Marino acknowledges and agrees that the stock options he received from CNET, as well as the benefits described above in paragraphs 6 and 7, are sufficient consideration for the restrictions contained in the Stock Option Agreements.

15. Marino and Shelby Bonnie will jointly develop an agreed-upon announcement to CNET employees regarding Marino's departure from CNET.

16. CNET will respond to any requests for references from prospective employers by giving Marino's dates of employment, position held and by stating that Marino voluntarily resigned his employment with CNET. All requests for references should be directed to Shelby Bonnie or Heather McGaughey. CNET agrees that Shelby Bonnie and Heather McGaughey will not make any negative or disparaging statements or remarks about Marino or the performance of his duties as COO of CNET.

17. Marino agrees that he will not make any negative or disparaging statements or remarks of either a professional nature about CNET, its affiliated or subsidiary companies or their past or present officers, directors, employees, agents or representatives at any time in the future.

18. Marino agrees that he will assist and cooperate with CNET regarding any legal matters, including litigation matters, that arise or continue beyond the termination of his employment. Marino will not receive additional compensation for such assistance and cooperation; however, CNET will reimburse Marino for all reasonable expenses incurred in fulfilling this obligation.

19. Marino agrees and warrants that he will keep the fact, terms and amount of this Agreement completely confidential and that he will not hereafter disclose any information concerning this Agreement to anyone, provided that he may disclose the terms of this Agreement to his attorney, his tax advisor, his spouse and as required by law.

20. Any dispute involving the interpretation or application of this Agreement shall be resolved by final and binding arbitration in accordance with the National Employment Dispute Resolution Rules of the American Arbitration Association, except that CNET may seek injunctive relief from a court of competent jurisdiction for a breach of paragraph 14 and/or the attached Stock Option Agreement. The availability of such a civil remedy shall not prevent the Company from seeking an award of damages from an arbitrator based on a violation of paragraph 14 or the attached Stock Option Agreement. In any such arbitration or court action, the prevailing party shall be entitled to recover his/its reasonable attorneys' fees and costs.

21. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby.

23. This Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless in writing signed by all parties.

24. The parties hereto represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by any party or by any of the parties' agents, attorneys or representatives with regard to the subject matter, basis or effect of this Agreement, other than those specifically stated in this Agreement.

25. This Agreement shall be binding upon and shall inure to the benefit of the parties and their heirs, administrators, representatives, executors, successors and assigns.

26. This Agreement shall be governed by, and interpreted and enforced in accordance with, the substantive laws of the State of California.

27. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

28. This Agreement is intended to comply with and be enforceable under the standards set forth in the Older Workers Benefit Protection Act of 1990. Specifically, Marino acknowledges and agrees that he:

a. Has been advised to consult legal counsel of his own choosing;

b. Has had up to twenty-one (21) days within which to consider this Agreement before executing it;

c. Has seven (7) days following his execution of this Agreement to revoke this Agreement;

d. Has carefully read and fully understands all of the provisions of this Agreement after having had an opportunity to consult counsel of his own choosing;

e. Is, through this Agreement, releasing CNET, all affiliated and subsidiary companies and their past and present officers, directors, employees, agents and representatives from any and all claims he may have against them;

f. Knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

g. Knowingly and voluntarily intends to be legally bound by the same; and

h. Understands that any rights or claims under the Age Discrimination and Employment Act of 1967 (29 U.S.C. par. 621, et seq.) that may arise after the date this Agreement is executed are not waived.

Dated: _____________, 2001 _____________________________________

RICH MARINO

CNET NETWORKS, INC.

Dated: _____________, 2001 By: _____________________________

SHELBY BONNIE

Chairman and CEO